Exhibit 10.26

SECOND AMENDMENT, CONSENT AND WAIVER dated as of March 22, 2013 (“Amendment”), executed in connection with the LOAN AND SECURITY AGREEMENT, dated as of September 17, 2012 (as such Agreement may hereafter be amended, supplemented or restated from time to time, the “Loan Agreement”), by and among INTERCLOUD SYSTEMS, INC. f/k/a GENESIS GROUP HOLDINGS, INC., a Delaware corporation (the “Borrower”), RIVES-MONTEIRO LEASING, LLC, an Alabama limited liability company, TROPICAL COMMUNICATIONS, INC., a Florida corporation, and each other Person that is now or may from time to time hereafter become a party thereto as a guarantor (collectively, the “Guarantors,” and each a “Guarantor”), MIDMARKET CAPITAL PARTNERS, LLC, a Delaware limited liability company (“MMCP”), in its capacity as agent for the Lenders, as hereinafter defined (in such capacity, the “Agent”), and each of the financial institutions which is now or which hereafter becomes a party thereto as a lender (each individually a “Lender”, and collectively, the “Lenders”).  Terms which are capitalized in this Amendment and not otherwise defined shall have the meanings ascribed to such terms in the Loan Agreement.

WHEREAS, Borrower has requested and Lenders have agreed to (i) waive each of the Designated Events of Default (defined below) as an Event of Default, (ii) consent to the AWS Acquisition (defined below) and to the consummation of certain transactions in connection therewith, (iii) consent to Borrower’s incurrence of Indebtedness pursuant to the ICG Note (defined below) and (iv) agree to certain modifications to the terms and provisions of the Loan Agreement, in each case on the terms and subject to the conditions contained in this Amendment, as more particularly described in this Amendment;

NOW, THEREFORE, in consideration of the mutual promises contained herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged by each party hereto, and intending to be legally bound, the Borrower, the Guarantors, the Agent and the Lenders hereby agree as follows:

Section One.  Consent.  Effective upon the satisfaction of the conditions precedent contained in Section Seven hereof, and notwithstanding any of the restrictions contained in Section 6 of the Loan Agreement or anything to the contrary contained in the Loan Agreement or the other Loan Documents, Lenders hereby consent to the following:

(a)         Borrower’s acquisition of all of the outstanding Capital Stock of AW Solutions, Inc. and AW Solutions Puerto Rico, LLC (the “AWS Acquisition”) pursuant to and in accordance with the terms of that certain Stock Purchase Agreement among Borrower, AW Solutions, Inc., AW Solutions Puerto Rico, LLC, Keith W. Hayter (“Hayter”), Bobby A. Varma (“Varma”), James Partridge (“Partridge”), Emmanuel Poulin (“Poulin”) and Jeffrey DuBay (together with Hayter, Varma, Partridge, Poulin and DuBay, collectively, the the “AWS Seller”), in substantially the form of Exhibit A annexed hereto, which Borrower expects to be executed in April, 2013 (the “AWS Stock Purchase Agreement”);

(b)        The issuance by Borrower to AWS Seller of Securities, as such term is defined in the AWS Stock Purchase Agreement, which Securities include certain warrant shares of Borrower’s common stock, the amount of which is to be determined in accordance with the terms of the AWS Stock Purchase Agreement;

(c)         Borrower’s incurrence of Indebtedness in the form of the First EBITDA Adjustment (as such term is defined in the AWS Stock Purchase Agreement) pursuant to and in accordance with the terms of the AWS Stock Purchase Agreement;

(d)         Borrower’s incurrence of Indebtedness in the form of the Second EBITDA Adjustment (as such term is defined in the AWS Stock Purchase Agreement) pursuant to and in accordance with the terms of the AWS Stock Purchase Agreement;

(e)         Borrower’s incurrence of Indebtedness in the form of the Promissory Notes (as such term is defined in the AWS Stock Purchase Agreement) pursuant to and in accordance with the terms of the AWS Stock Purchase Agreement;

(f)          Borrower’s incurrence of Indebtedness pursuant to and in accordance with the terms of that certain Unsecured Convertible Note, dated on or about the date of the AWS Stock Purchase Agreement, in the original principal amount of $1,725,000, issued by Borrower in favor of ICG USA, LLC (“ICG”), in substantially the form of Exhibit B annexed hereto (the “ICG Note”).

Section Two.  Acknowledgement and Waiver.

(a)         Borrower hereby acknowledges, represents and warrants that, as of the date hereof (x) immediately prior to the effectiveness of this Amendment, each of the events described on Schedule 1 annexed hereto (each a “Designated Event of Default” and collectively, the “Designated Events of Default”) has occurred in violation of the Loan Agreement, such Designated Events of Default have not been waived and remain outstanding and continuing under the Loan Agreement and (y) after giving effect to this Amendment, no other Defaults or Events of Default have occurred and are continuing which have not been waived by Lenders.  As advised by Borrower, Agent and Lenders are not aware of any other Defaults or Events of Default other than the Designated Events of Default.

(b)         Effective upon the satisfaction of the conditions precedent contained in Section Six hereof, Lenders hereby waive each of the Designated Events of Default as an Event of Default as of the date this Amendment.  Such waiver by Lenders of the Designated Events of Default shall in no way be construed as an agreement to waive any Event of Default under the Loan Agreement that may have occurred prior to the date hereof other than the Designated Events of Default, nor to waive any Event of Default arising after the date hereof, in either case whether or not any such existing or future Event of Default is of the same type and/or arises from the same or similar events or circumstances as the Designated Events of Default (any such existing or future Event of Default other than the Designated Events of Default, an “Excluded Default”).  Lenders reserve all of their rights and remedies under the Loan Agreement and the other Loan Documents, under applicable law and at equity as to any such Excluded Default which may exist and/or may hereafter occur.  Lenders shall have no obligation to grant any waivers with respect to any such existing or future Excluded Default, and the granting of the waiver of each of the Designated Events of Default as an Event of Default pursuant to this Amendment shall not be construed as a course of conduct or dealing on the part of Lenders that would obligate or create any duty on the part of Lenders to waive any such Excluded Default.  Henceforth, Agent and Lenders shall expect Borrower to strictly comply with all of the terms and provisions contained in the Loan Agreement and the other Loan Documents.

Section Three.  Amendment.  Subject to the satisfaction of the conditions precedent contained in Section Six hereof, the Loan Agreement is hereby amended effective as of the date of this Amendment as follows:

(a)         Section 1.1.  Certain Defined Terms.  Section 1.1 of the Loan Agreement is amended by (i) deleting the definition of “Earn-Out Obligations” in its entirety and by substituting the following in lieu thereof, and (ii) adding the following defined terms thereto: “ADEX”, “ERFS Acquisition”, “ERFS Acquisition Agreement”, “ERFS Earn-Out Obligations”, “ERFS Preferred Stock”, “ERFS Seller”, “Second Amendment” and “Second Amendment Closing Date”:

“ADEX” means ADEX Corporation, a New York corporation, a wholly-owned Subsidiary of the Borrower and a Guarantor under this Agreement.

“ERFS Acquisition” means the acquisition by ADEX of all of the outstanding Capital Stock issued by Environmental Remediation and Financial Services LLC, a New Jersey limited liability company.

“ERFS Acquisition Agreement” means that certain Equity Purchase Agreement, dated as of November 30, 2012, by and among ADEX, the ERFS Seller and Environmental Remediation and Financial Services LLC, a New Jersey limited liability company, as may be amended, modified, supplemented or restated.

“Earn-Out Obligations” means any earn-out or similar deferred payment obligation owing by Borrower to a seller in connection with the Acquisition.

“ERFS Earn-Out Obligations” means the obligation of ADEX to make a payment in cash or in stock to the ERFS Seller for the consecutive twelve month period commencing on the first day of the month following the “Closing Date” (as such term is defined in the ERFS Acquisition Agreement as in effect on the Second Amendment Closing Date), such payment to be in an amount determined pursuant to the formula set forth in Section 2.3(b) of the ERFS Acquisition Agreement, as in effect on the Second Amendment Closing Date.

“ERFS Preferred Stock” means the preferred stock issued by Borrower in connection with the ERFS Acquisition.

“ERFS Seller” means, Mark G. Vigneri, an individual.

“Second Amendment” means the Second Amendment, Consent and Waiver to this Agreement, dated as of March 22, 2013.

“Second Amendment Closing Date” means March 22, 2013.

(b)         Section 1.1.  Definition of “Indebtedness”.  The definition of “Indebtedness” in Section 1.1 of the Loan Agreement is amended by deleting therefrom the reference to the term “Earn-Out Obligations” in clause (iii) thereof and replacing it with the terms “Earn-Out Obligations and ERFS Earn-Out Obligations.”

(c)         Section 1.1.  Definition of “Restricted Payment”.  The definition of “Restricted Payment” in Section 1.1 of the Loan Agreement is amended by (i) deleting therefrom the word “and” which immediately precedes clause (d) thereof and (ii) adding the following immediately after clause (d) thereof:

; and (e) any payment in respect of the ERFS Earn-Out Obligations.

(d)         Section 2.3(B).  Computation and Payment of Interest.  Section 2.3(B) of the Loan Agreement is amended by deleting the second sentence of Section 2.3(B) in its entirety and by substituting the following in lieu thereof:

In computing interest on the Term Loan, both the date of funding of the Term Loan and the date of any payment of the Term Loan shall be included.

(e)         Section 2.5(F) clause (i).  Mandatory Prepayment.  Clause (i) of Section 2.5(F) of the Loan Agreement is amended by deleting therefrom the reference to the date “March 31, 2013” and replacing it with the date “April 30, 2013.”

(f)         Section 4.18.  Insurance.  Section 4.18 of the Loan Agreement is amended by deleting the first sentence of Section 4.18 in its entirety and by substituting the following in lieu thereof:

Each Loan Party shall maintain all risk property coverage with a limit equal to the full replacement cost, without co-insurance and with a deductible no greater than $10,000 and insurance policies for public liability, worker’s compensation, larceny, embezzlement or other criminal misappropriation for their businesses and properties, of types and in amounts customarily maintained by comparable businesses; and, as of the Closing Date, no notice of cancellation has been received or, to the knowledge of any Loan Party, threatened with respect to such policies.

(g)         Section 5.1(Q).  Securities and Exchange Commission Filings.  A new Section 5.1(Q), captioned “Securities and Exchange Commission Filings”, is added to Section 5.1 of the Loan Agreement as follows:

Within three (3) Business Days of any Loan Party’s filing with the U.S. Securities and Exchange Commission of any registration statement on Form S-1 or any current report on Form 8-K, such Loan Party shall deliver or cause to be delivered to Agent a copy of such filing.

(h)         Section 5.21(A).  Minimum Liquidity.  Section 5.21(A) of the Loan Agreement is amended by deleting the chart set forth therein in its entirety and by substituting the following in lieu thereof:

Periods	Liquidity
Closing Date through First Amendment Closing Date	$200,000
First Amendment Closing Date through December 31, 2012	$1,000,000
January 1, 2013 through Second Amendment Closing Date	$1,500,000
Second Amendment Closing Date through June 30, 2013	$200,000
July 1, 2013 through September 30, 2013	$1,500,000
October 1, 2013 through December 31, 2013	$2,000,000
January 1, 2014 through March 31, 2014	$2,500,000
April 1, 2014 and at all times thereafter	$3,000,000

(i)         Section 5.21(B).  Capital Expenditures.  Section 5.21(B) of the Loan Agreement is amended by deleting the fifth grid in the chart set forth therein in its entirety and by substituting the following in lieu thereof:

Four fiscal quarters ending on each of December 31, 2013, March 31, 2014, June 30, 2014, September 30, 2014 and December 31, 2014	$500,000

(j)         Section 5.21(C).  Fixed Charge Coverage Ratio.  Section 5.21(C) of the Loan Agreement is amended by deleting the first sentence of Section 5.21(C) in its entirety and by substituting the following in lieu thereof:

The Fixed Charge Coverage Ratio as of the end of each fiscal quarter, in each case for the trailing period of four (4) consecutive fiscal quarters then ended, shall be not less than the ratio set forth below opposite the last day of each fiscal quarter set forth below, provided that, for purposes of calculating compliance with this covenant, with respect to Debt Payments for the fiscal quarter ending on December 31, 2012, the two fiscal quarters ending on March 31, 2013 and the three fiscal quarters ending on June 30, 2013 such Debt Payments shall be annualized by multiplying such Debt Payments by a factor of 4, 2 and 1.33, respectively:

Period Ending On	Fixed Charge Coverage Ratio
March 31, 2013	1.05 to 1.00
June 30, 2013	1.05 to 1.00
September 30, 2013	1.15 to 1.00
December 31, 2013	1.20 to 1.00
March 31, 2014	1.25 to 1.00
June 30, 2014	1.30 to 1.00
September 30, 2014	1.35 to 1.00
December 31, 2014	1.40 to 1.00
March 31, 2015	1.45 to 1.00
June 30, 2015	1.50 to 1.00
September 30, 2015	1.60 to 1.00
December 31, 2015	1.70 to 1.00
March 31, 2016	1.80 to 1.00
June 30, 2016	1.90 to 1.00
September 30, 2016 and the last day of each succeeding fiscal quarter thereafter	2.00 to 1.00

(k)         Section 5.21(D).  Total Debt Leverage Ratio.  Section 5.21(D) of the Loan Agreement is amended by deleting the chart set forth therein in its entirety and by substituting the following in lieu thereof:

Period Ending On	Total Debt Leverage Ratio
March 31, 2013	7.25 to 1.00
June 30, 2013	6.50 to 1.00
September 30, 2013	5.50 to 1.00
December 31, 2013	5.00 to 1.00
March 31, 2014	4.75 to 1.00
June 30, 2014	4.50 to 1.00
September 30, 2014	4.25 to 1.00
December 31, 2014	3.75 to 1.00
March 31, 2015	3.50 to 1.00
June 30, 2015	3.25 to 1.00
September 30, 2015	2.75 to 1.00
December 31, 2015	2.50 to 1.00
March 31, 2016	2.25 to 1.00
June 30, 2016 and the last day of each succeeding fiscal quarter thereafter	2.00 to 1.00

(l)         Section 5.21(E).  Senior Debt Leverage Ratio.  Section 5.21(E) of the Loan Agreement is amended by deleting the chart set forth therein in its entirety and by substituting the following in lieu thereof:

Period Ending On	Senior Debt Leverage Ratio
March 31, 2013	5.10 to 1.00
June 30, 2013	5.00 to 1.00
September 30, 2013	4.50 to 1.00
December 31, 2013	3.50 to 1.00
March 31, 2014	3.25 to 1.00
June 30, 2014	3.00 to 1.00
September 30, 2014	2.75 to 1.00
December 31, 2014	2.50 to 1.00
March 31, 2015	2.25 to 1.00
June 30, 2015	2.00 to 1.00
September 30, 2015	1.75 to 1.00
December 31, 2015	1.50 to 1.00
March 31, 2016	1.25 to 1.00
June 30, 2016 and the last day of each succeeding fiscal quarter thereafter	1.00 to 1.00

(m)         Section 6.1(d).  Indebtedness and Liabilities.  Section 6.1(d) of the Loan Agreement is amended by deleting therefrom the reference to the phrase “Earn-Out Obligations owing to the T N S Sellers” and replacing it with the phrase “Earn-Out Obligations owing to the T N S Sellers and the ERFS Earn-Out Obligations.”

(n)         Section 6.4(ii).  Section 6.4(ii) of the Loan Agreement is amended by deleting Section 6.4(ii) in its entirety and by substituting the following in lieu thereof:

if Borrower receives at least $40,000,000 in net cash proceeds from the Offering, then (i) Borrower may pay  on the applicable stated maturity date the unpaid principal balance of, and all accrued interest on any Potential Target Subordinated Debt and (ii) ADEX may pay the ERFS Earn-Out Obligations in accordance with the terms thereof;

(o)         Section 6.4(iii).  Clause (ii) of the first sentence of Section 6.4(iii) of the Loan Agreement is amended by deleting therefrom the reference to the percentage “50%” and replacing it with the percentage “150%.”

(p)         Section 6.4(vi).  A new Section 6.4(vi) is added to Section 6.4 of the Loan Agreement as follows:

Borrower may issue ERFS Preferred Stock, the proceeds of which shall be used to complete the ERFS Acquisition, provided that (i) the terms and conditions of such ERFS Preferred Stock are reasonably satisfactory to Agent and (ii) Borrower shall not redeem ERFS Preferred Stock except with the proceeds of the Unused Term Loan Proceeds and only to the extent such Unused Term Loan Proceeds have not already been used to consummate a Potential Target Acquisition.

(q)         Section 6.10.  Subsidiaries.  Section 6.10 of the Loan Agreement is amended by deleting therefrom the reference to the word “except” in the first sentence and replacing it with the word “including.”

(r)         Section 6.19.  Amendments to Subordinated Debt, Earn-Out Obligations or Preferred Stock.  Section 6.19 of the Loan Agreement is amended by deleting Section 6.19 in its entirety and by substituting the following in lieu thereof:

No Loan Party shall amend, supplement or otherwise modify the terms of payment of any Subordinated Debt, the Earn-Out Obligations, the ERFS Earn-Out Obligations, the Preferred Stock or the ERFS Preferred Stock, in any manner adverse to the interests of Agent or any Lender without the prior written consent of Agent.

Section Four.  Amendment Fee. Borrower covenants and agrees that, in consideration of the amendments, waivers and accommodations provided for herein, Borrower shall pay to Agent for the ratable benefit of the Lenders, in cash, a fee (the “Amendment Fee”) in the amount of Two Hundred Fifty Thousand Dollars ($250,000), which fee shall be fully earned and non-refundable on the date of the execution of this Amendment and shall be due and payable by Borrower to Agent on the earliest of the following dates: (i) three (3) Business Days after the effectiveness of the registration statement Borrower files with the U.S. Securities and Exchange Commission on Form S-1 in connection with the Offering, (ii) the date that occurs ninety (90) days from the date of this Amendment or (iii) the date on which the maturity date of the Obligations shall have been accelerated, in accordance with the terms of Section 7.2 of the Loan Agreement and/or the date on which the Agent shall have initiated an exercise of rights with respect to the Collateral, in accordance with the terms of Section 7.3 of the Loan Agreement.

Section Five.  Representations and Warranties.  To induce the Agent and the Lenders to execute this Amendment, Borrower and each Guarantor warrant and represent as follows:

(a)         all of the representations and warranties contained in the Loan Agreement and each other Loan Document are correct on and as of the date hereof as though made on and as of such date, except to the extent that such representations and warranties relate solely to an earlier date, with the exception of any representation or warranty in respect of the non-existence of any Event of Default, to the extent of the Designated Events of Default;

(b)         the execution, delivery and performance of this Amendment by Borrower and each Guarantor is within their respective limited liability company or corporate, as applicable, powers, has been duly authorized by all necessary limited liability company or corporate, as applicable, action on their part, and Borrower and each Guarantor have received all necessary amendments and approvals (if any shall be required) for the execution and delivery of this Amendment;

(c)         upon its execution, this Amendment shall constitute the legal, valid and binding obligation of Borrower and each Guarantor, enforceable against each of them in accordance with its terms;

(d)         immediately after giving effect to this Amendment, Borrower and Guarantors are not in default under any indenture, mortgage, deed of trust, or other material agreement or material instrument to which any of them are a party or by which any of them may be bound.  Neither the execution and delivery of this Amendment, nor the consummation of the transactions herein contemplated, nor compliance with the provisions hereof, in each case by Borrower and each Guarantor will (i) require any authorization, amendment or approval by, or registration, declaration or filing with, or notice to, any governmental department, commission, board, bureau, agency or instrumentality, domestic or foreign, or any third party, except such authorization, amendment, approval, registration, declaration, filing or notice as has been obtained, accomplished or given prior to the date hereof; (ii) violate any provision of any law, rule or regulation (including Regulation X of the Board of Governors of the Federal Reserve System) or of any order, writ, injunction or decree presently in effect having applicability to the Borrower or any Guarantor or of the Borrower’s or any Guarantors’ formation or governing documents; (iii) result in a breach of or constitute a default under any indenture or loan or Loan Agreement or any other material agreement, lease or instrument to which the Borrower or any Guarantor is a party or by which the Borrower, any Guarantor or any of their respective properties may be bound or affected; or (iv) result in, or require, the creation or imposition of any lien upon or with respect to any of the properties now owned or hereafter acquired by the Borrower or any Guarantor, other than liens and security interests in favor of the Agent which secure the Obligations; and

Section Six.  Conditions Precedent to Amendment and Waiver.  This Amendment (with the exception of Section One, which shall become effective upon the satisfaction of the conditions precedent contained in Section Seven) shall become effective upon the satisfaction of all of the following conditions precedent:

(a)         Agent shall have received this Amendment, duly executed by the Borrower, each Guarantor and each other party hereto, as well as all other agreements, notes, certificates, orders, authorizations, financing statements, mortgages and other documents which Agent may reasonably request;

(b)         The requirements set forth in Sections 3.2 of the Loan Agreement, with respect to the conditions to funding a Potential Target Acquisition, and 6.10 of the Loan Agreement, with respect to the acquisition of a Subsidiary, shall be satisfied (as determined by Agent) in connection with the ERFS Acquisition;

(c)         Borrower shall have (i) delivered to Agent a certificate of good standing issued by the Secretary of State of the State of Florida evidencing that ADEXCOMM Corporation, a Florida corporation (“ADEXCOMM”), is in good standing therein, (ii) caused ADEXCOMM to become a party to the Loan Agreement as a guarantor and grant to Agent for the benefit of Lenders a first priority security interest in ADEXCOMM’s assets pursuant to a joinder agreement in form and substance substantially similar to the Joinder Agreement and (iii) pledge and collaterally assign to Agent for the benefit of Lenders all of the issued and outstanding shares of capital stock in ADEXCOMM pursuant to a pledge agreement in form and substance substantially similar to the Pledge Agreement;

(d)         Borrower shall have provided satisfactory evidence (as determined by Agent) that Borrower no longer owns, directly or indirectly, more than fifty percent (50%) of the Capital Stock of Digital Comm Inc, a Florida corporation;

(e)         Agent shall have received (i) a copy of the Borrower’s Certificate of Incorporation certified by the Delaware Secretary of State, as amended to change Borrower’s name to Intercloud Systems, Inc. and (ii) satisfactory evidence (as determined by Agent) that all necessary financing statement amendments or other documents have been properly filed or recorded in order to maintain a valid, attached and perfected security interest in the Collateral in favor of Agent for the benefit of Lenders;

(f)         Borrower shall have delivered to Agent, in form and substance satisfactory to Agent, the certificate referred to in the preamble of each of the Warrants which sets forth the Initial Number (as defined in the Warrants) and certain calculations related thereto;

(g)         Borrower shall have delivered to Agent, in form and substance satisfactory to Agent, a lien waiver and collateral access agreement executed by the applicable landlord with respect to the Borrower’s facilities located at 2500 N. Military Trail, Suite 275, Boca Raton, FL 33431;

(h)         Borrower shall have delivered to Agent copies of all written information provided to Borrower’s directors in connection with meetings of the board in accordance with Section 5.15 of the Loan Agreement;

(i)         After giving effect to the transactions contemplated by this Amendment, no Event of Default or Default shall have occurred and be continuing;

(j)         Agent shall have received a closing certificate signed by an authorized officer of Borrower dated as of the date of this Amendment, certifying that (i) all representations and warranties set forth in this Amendment, the Loan Agreement and the other Loan Documents are true and correct in all material respects on and as of such date, except to the extent any such representation or warranty relates only to a specific date, in which case such representation or warranty shall be true and correct in all material respects only as of such specific date, (ii) immediately after giving effect to the Amendment, Borrower is on such date in compliance with all the terms and provisions set forth in this Amendment, the Loan Agreement and the other Loan Documents, (iii) immediately after giving effect to the Amendment, no Default or Event of Default has occurred or is continuing, (iv) Borrower is in compliance with all federal, state and local statutes, rules, regulations and ordinances applicable to it, except those the failure with which to comply could not reasonably be expected to have a Material Adverse Effect and (v) all of the conditions set forth in this Section Six have been satisfied; and

(k)         All corporate and other proceedings, and all documents, instruments and other legal matters in connection with this Amendment and the transactions contemplated hereby shall be reasonably satisfactory in form and substance to the Agent and its counsel.

Section Seven.  Conditions Precedent to Consent. Section One of this Amendment shall become effective upon the satisfaction of all of the following conditions precedent:

(a)         Agent shall have received a Subordination Agreement with ICG (in form and substance acceptable to Agent in its discretion), a Subordination Agreement with the AWS Seller (in form and substance acceptable to Agent in its discretion), each duly executed by the Borrower, each Guarantor and each other party thereto, as applicable, as well as all other agreements, notes, certificates, orders, authorizations, financing statements, mortgages and other documents which Agent may reasonably request;

(b)         Agent shall have received and reviewed to its reasonable satisfaction a substantially final draft of each of the AWS Acquisition Agreement and the ICG Note, as well as a substantially final draft of each material document, instrument and agreement to be executed or delivered in connection therewith.  Borrower shall have collaterally assigned to Agent, as security for all Obligations, all of its rights under the AWS Acquisition Agreement;

(c)         The requirements set forth in clause (g) of Section 6.1 of the Loan Agreement, with respect to the incurrence of Subordinated Debt, shall be satisfied (as determined by Agent) in connection with the ICG Note;

(d)         The requirements set forth in clause (b)(iii) of Section 6.5 of the Loan Agreement, with respect to the acquisition of equity interests, and Section 6.10 of the Loan Agreement, with respect to the acquisition of a Subsidiary, shall be satisfied (as determined by Agent) in connection with the AWS Acquisition;

(e)         Borrower shall have delivered to Agent, in form and substance satisfactory to Agent, lien waiver and collateral access agreements executed by the applicable landlord with respect to each of the Borrower’s facilities located at (i) 2736 Southside Drive, Tuscaloosa, AL 35401 and (ii) 1225 Rand Road, Des Plains, IL 60016;

(f)         Borrower shall have paid or reimbursed Agent for all costs and expenses, including attorneys’ fees and disbursements incurred by Agent on its behalf, or on behalf of Lenders, in connection with the Loan Agreement including the negotiation, preparation and entering into of this Amendment;

(g)         Borrower shall have delivered the stock certificates representing the shares of common stock described in Section Nine; and

(h)         Borrower shall have delivered all of the springing control agreements and satisfied all of the requirements set forth in Section Ten.

Section Eight.  Payment of Legal Fees and Expenses.  On or before the close of business on March 26, 2013, Borrower shall have paid directly to Agent’s counsel the sum of $36,000, which amount represents a portion of all attorneys’ fees and disbursements incurred by Agent on its behalf, or on behalf of Lenders, in connection with the Loan Agreement including the negotiation, preparation and entering into of this Amendment, by wire transfer to Agent’s counsel’s account in accordance with the following wire instructions:

PNC Bank
Philadelphia, PA 19103
Blank Rome LLP Firm Account
Acct#: 8400103339
ABA #: 031 000 053
Reference: 137540-01003

Failure to pay the foregoing fees and expenses set forth in this Section Eight within the applicable time frame shall be deemed an Event of Default under the Loan Agreement.

Section Nine.  Delivery of Common Stock.  On or before April 1, 2013, Agent shall have received for the benefit of Lenders, 81,500 shares of the Borrower’s common stock 0.0001 par value per share.  Failure to deliver the foregoing set forth in this Section Nine within the applicable time frame shall be deemed an Event of Default under the Loan Agreement.

Section Ten.  Deposit Account Control Agreements.  On or before April 1, 2013, Borrower shall have (i) provided satisfactory evidence (as determined by Agent) that it has complied with all of the requirements set forth in Section 6.12 of the Loan Agreement and (ii) delivered to Agent, in form and substance acceptable to Agent, all springing control agreements required pursuant to clauses (ii) and (iii) of Section 6.12 of the Loan Agreement.  Failure to deliver or satisfy any of the foregoing set forth in this Section Ten within the applicable time frame shall be deemed an Event of Default under the Loan Agreement.

Section Eleven.  ERFS Seller Subordination Agreement.  In the event Borrower fails to raise by June 30, 2013 at least $40,000,000 in net cash proceeds in connection with the Offering, Borrower shall deliver to Agent within ten (10) days a Subordination Agreement with the ERFS Seller (in form and substance acceptable to Agent in its discretion), duly executed by the Borrower and each other party thereto, as well as all other agreements and any other documents which Agent may request.  Failure to deliver or satisfy any of the foregoing set forth in this Section Eleven within the applicable time frame shall be deemed an Event of Default under the Loan Agreement.

Section Twelve.  Release.  Borrower and each Guarantor acknowledge and agree that they have no claims, suits or causes of action against Agent or any Lender and hereby remise, release and forever discharge Agent and each Lender, their officers, directors, members, shareholders, employees, agents, successors and assigns, and any of them, from any claims, suits or causes of action whatsoever, in law or at equity, which Borrower or any Guarantor has or may have arising from any act, omission or otherwise, at any time immediately prior to the effectiveness of this Amendment.

Section Thirteen.  General Provisions.

(a)         The Loan Agreement and all of the other Loan Documents are ratified and confirmed in all respects and shall remain in full force and effect in accordance with their respective terms as so amended.  The Borrower and each Guarantor, as applicable, hereby confirm their existing pledge, assignment and grant to the Agent, for the ratable benefit of the Lenders, of a perfected lien on and security interest in the Collateral, as security for the payment and performance of all present and future Obligations.  Borrower and each Guarantor hereby confirm that all security interests at any time granted by each of them to the Agent for the ratable benefit of the Lenders in any and all of Borrower’s and each Guarantor’s property and assets, including  the Collateral, continue in full force and effect and secure and shall continue to secure the Obligations so long as any such Obligations remain outstanding and that all Collateral subject thereto remains free and clear of any liens or encumbrances other than (i) those in favor of the Agent provided for under the Loan Agreement and the other Loan Documents, and (ii) other Permitted Encumbrances.

(b)         All references to the Loan Agreement in the other Loan Documents shall mean the Loan Agreement as heretofore and as hereafter amended, supplemented and modified from time to time.

(c)         The execution, delivery and effectiveness of this Amendment shall not operate as a waiver of any right, power or remedy of the Lenders under the Loan Agreement or any of the other Loan Documents, nor constitute a waiver of any other provision of the Loan Agreement or any of the other Loan Documents except as expressly set forth in this Amendment.

(d)         This Amendment embodies the entire agreement between the parties hereto with respect to the subject matter hereof and supersedes all prior agreements, commitments, arrangements, negotiations or understandings, whether written or oral, of the parties with respect thereto.

(e)         This Amendment shall be governed by and construed in accordance with the substantive laws of the State of New York.

(f)         This Amendment shall be binding upon and inure to the benefit of the Borrower, each Guarantor, Agent and the Lenders and their respective successors and assigns, except that the Borrower shall not have the right to assign its rights hereunder or any interest herein without the prior written agreement of Agent.

(g)         Any provision of this Amendment which is prohibited or unenforceable shall be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof.

(h)         Borrower and each Guarantor hereby confirm and agree, and represent and warrant, that all Obligations (whether representing outstanding principal, accrued and unpaid interest, accrued and unpaid fees or any other Obligations of any kind or nature) currently owing by Borrower under the Loan Agreement and the other Loan Documents, as reflected in the books and records of Agent as of the date hereof, are unconditionally owing from and payable by Borrower to Lenders and that Borrower is indebted to Lenders with respect thereto, all without any set-off, deduction, counterclaim or defense.

(i)         This Amendment may be executed in any number of counterparts and by different parties hereto in separate counterparts, each of which when so executed and delivered shall be deemed an original, but all of which counterparts together shall constitute but one and the same instrument.  Delivery of an executed counterpart of a signature page to this Amendment by email or facsimile shall be as effective as delivery of a manually executed counterpart thereof.

IN WITNESS WHEREOF, the Borrower, each Guarantor, Agent and the Lenders have signed below to indicate their agreement with the foregoing and their intent to be bound thereby.

AGENT:	MIDMARKET CAPITAL PARTNERS, LLC

	By:	/s/ Joseph Haverkamp
Name: Joseph Haverkamp Title: Managing Director

LENDERS:	GREAT AMERICAN LIFE INSURANCE COMPANY

	By:	/s/ Mark F. Muething
Name: Mark F. Muething Title: Executive Vice President Commitment Percentage: 70%

GREAT AMERICAN INSURANCE COMPANY

	By:	/s/ Stephen C. Berala
Name: Stephen C. Berala Title: Assistant Vice President Commitment Percentage: 30%

BORROWER:	INTERCLOUD SYSTEMS, INC.

	By:	/s/ Lawrence M. Sands
Name: Lawrence M. Sands Title: Senior Vice President

GUARANTORS:	RIVES-MONTEIRO LEASING, LLC

	By:	/s/ Lawrence M. Sands
Name: Lawrence M. Sands Title: Vice President

TROPICAL COMMUNICATIONS, INC.

	By:	/s/ Lawrence M. Sands
Name: Lawrence M. Sands Title: Vice President

[Second Amendment]
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ADEX CORPORATION

By:	/s/ Lawrence M. Sands
Name: Lawrence M. Sands Title: Vice President

T N S, INC.

By:	/s/ Lawrence M. Sands
Name: Lawrence M. Sands Title: Vice President

[Second Amendment]
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SCHEDULE 1

Designated Events of Default

1.	The ERFS Acquisition was consummated prior to satisfaction of all the conditions set forth in Section 3.2 of the Loan Agreement, in violation of Section 3.2 of the Loan Agreement.

2.
Borrower failed to deliver monthly financial statements for the months of November, 2012 and December, 2012 within thirty (30) days after the end of each such month, in each case in violation of Section 5.1(A) of the Loan Agreement.

3.	Borrower failed to deliver an officer’s certificate together with its year-end financial statements for Fiscal Year 2012, in violation of the second sentence of Section 5.1(E) of the Loan Agreement.

4.	Borrower failed to deliver its projections for Fiscal Year 2013 at least thirty (30) days before the beginning of such Fiscal Year, in violation of Section 5.1(F) of the Loan Agreement.

5.	Borrower failed to deliver an officer’s certificate disclosing certain events including, without limitation, the Designated Events of Default, in violation of Section 5.1(J) of the Loan Agreement.

6.	Borrower failed to provide written notice of the resignation or termination, and the reasons therefor, of Borrower’s certified public accountants, in violation of Section 5.1(N) of the Loan Agreement.

7.	Borrower failed to provide prior notice of quarterly meetings of its directors and managers, in violation of Section 5.15 of the Loan Agreement.

8.
For the period from the First Amendment Closing Date through December 31, 2012, Borrower’s Liquidity was less than $1,000,000 and for the period from January 1, 2013 through the Second Amendment Closing Date, Borrower’s Liquidity was less than $1,500,000, in each case in violation of Section 5.21(A) of the Loan Agreement.

9.	As of December 31, 2012, Borrower’s Fixed Charge Coverage Ratio was less than 2.00 to 1.00, in violation of Section 5.21(C) of the Loan Agreement.

10.	As of December 31, 2012, Borrower’s Total Debt Leverage Ratio was less than 3.50 to 1.00, in violation of Section 5.21(D) of the Loan Agreement.

11.	As of December 31, 2012, Borrower’s Senior Debt Leverage Ratio was less than 2.60 to 1.00, in violation of Section 5.21(E) of the Loan Agreement.

12.
In connection with the ERFS Acquisition, Borrower incurred certain unsecured debt which was not subordinated on terms satisfactory to Agent, in violation of clause (f) of Section 6.1 of the Loan Agreement.

13.	In connection with the ERFS Acquisition, Borrower issued redeemable preferred stock, in violation of Section 6.4 of the Loan Agreement.

14.
Borrower failed to, among other things, establish a central concentration account and deliver springing control agreements as required pursuant to Section 6.12 of the Loan Agreement, in violation of Section 6.12 of the Loan Agreement.

15.	Borrower failed to deliver the certificate referred to in the preamble of the Warrants setting forth the Initial Number (as defined in the Warrants), in violation of the Warrants.

16.	Borrower failed to deliver, among other things, a certificate of good standing for ADEXCOMM, in violation of Section One (b)(i) of the First Amendment.

17.
Borrower failed to deliver lien waiver and collateral access agreements with respect to each of the Borrower’s facilities located at (i) 2500 N. Military Trail, Suite 275, Boca Raton, FL 33431, (ii) 2736 Southside Drive, Tuscaloosa, AL 35401 and (iii) 1225 Rand Road, Des Plains, IL 60016, in each case in violation of Section One (b)(ii) of the First Amendment.

18.
Borrower failed to deliver a certified copy of Borrower’s Certificate of Incorporation, as amended to change its name to Intercloud Systems, Inc., in violation of Section Seven (a) of the First Amendment.

[Second Amendment]
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EXHIBIT A

(Form of AWS Stock Purchase Agreement)

EXHIBIT B

(Form of ICG Note)